Exhibit 99.1

ATLANTIC AMERICAN REPORTS YEAR TO DATE PROFIT OF $4.3 MILLION

•	Property and casualty premiums increased 5.3% and 5.4%, respectively, during the three and nine month periods ended September 30, 2015 as compared to the comparable periods in 2014.
•	Loss ratios in both the life and health and property and casualty operations decreased in the three month period ended September 30, 2015 as compared to the comparable period in 2014.

ATLANTA, Georgia, November 6, 2015 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $0.2 million, or $0.01 per diluted share, for the three month period ended September 30, 2015, compared to net income of $1.5 million, or $0.06 per diluted share, for the three month period ended September 30, 2014.  For the nine month period ended September 30, 2015, net income was $4.3 million, or $0.19 per diluted share, compared to net income of $3.1 million, or $0.13 per diluted share, for the comparable period in 2014.  Realized investment gains for the three month and nine month periods ended September 30, 2015 were $7.0 thousand and $5.1 million, respectively, as compared to $0.8 million and $1.4 million in the comparable three and nine month periods of 2014.  Also included in net income for the three month and nine month periods ended September 30, 2014 was $0.8 million in other income resulting from the open market purchase of Company debt at a discount.   Operating income (income before income taxes and realized investment and other gains, net) for the three month period ended September 30, 2015 was $0.4 million, as compared to an operating loss of $11.0 thousand for the three month period ended September 30, 2014.  For the nine month period ended September 30, 2015, operating income was $0.5 million as compared to the $1.4 million for the comparable nine month period of 2014.

Total revenues for the three month period ended September 30, 2015 were $40.4 million, decreasing 5.4% from $42.7 million for the three month period ended September 30, 2014.  Insurance premiums during this three month period decreased $0.5 million from the comparable 2014 premiums.  While life and health premiums decreased 4.7%; property and casualty premiums increased 5.3%.  For the nine month period ended September 30, 2015, total revenues were $126.1 million, increasing slightly from the comparable 2014 period revenues of $125.4 million.  Premiums earned from the Company’s life and health operation decreased 5.2% for the nine month period ended September 30, 2015 while increasing 5.4% in the property and casualty operation during the comparable period.

Commenting, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are pleased that the premium growth in our property and casualty operation has continued through the third quarter.  And with a declining loss ratio in comparison with the prior year, our property and casualty operation continues to perform quite well.  During this third quarter, we also have completed a number of strategic pricing adjustments for our Medicare supplement product and our submitted application counts during the initial month of the fourth quarter would indicate a promising return of future premium growth.  While anticipating a good close to the current year, we feel well positioned for a very positive 2016.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; In thousands, except per share data)	2015	2014	2015	2014

Insurance premiums
Life and health	$23,971	$25,146	$72,100	$76,069
Property and casualty	13,888	13,191	41,249	39,142
Investment income	2,456	2,678	7,547	7,875
Realized investment gains, net	7	848	5,106	1,441
Other income	37	793	78	875

Total revenue	40,359	42,656	126,080	125,402

Insurance benefits and losses incurred
Life and health	16,311	17,564	50,055	51,784
Property and casualty	8,326	9,530	26,206	29,207
Commissions and underwriting expenses	11,816	10,238	33,024	30,219
Interest expense	361	388	1,064	1,251
Other	3,180	3,349	10,167	9,375

Total benefits and expenses	39,994	41,069	120,516	121,836

Income before income taxes	365	1,587	5,564	3,566

Income tax expense	127	136	1,290	418

Net income	$238	$1,451	$4,274	$3,148

Basic earnings per common share	$0.01	$0.06	$0.19	$0.13
Diluted earnings per common share	$0.01	$0.06	$0.19	$0.13

Reconciliation of net income to non-GAAP measurement

Net income	$238	$1,451	$4,274	$3,148
Income tax expense	127	136	1,290	418
Realized investment and other gains, net	(7)	(1,598)	(5,106)	(2,191)

Operating income (loss)	$358	$(11)	$458	$1,375

Selected Balance Sheet Data	September 30, 2015	December 31, 2014

Total cash and investments	$252,264	$256,660
Insurance subsidiaries	228,261	235,537
Parent and other	24,003	21,123
Total assets	317,203	317,008
Insurance reserves and policyholder funds	165,362	164,094
Debt	33,738	33,738
Total shareholders' equity	103,212	104,195
Book value per common share	4.75	4.79
Statutory capital and surplus
Life and health	35,697	34,004
Property and casualty	38,413	39,012